Exhibit 10.1h

EIGHTH AMENDMENT AGREEMENT

This Eighth Amendment Agreement (“Eighth Amendment”) is made and entered into this 28 day of April, 2010, but effective as of April 28, 2010 (the “Effective Date”), by and between AMERICAN SHARED RADIOSURGERY SERVICES, Inc. (“ASRS”) and GKV INVESTMENTS, INC. (“GKV”).

WHEREAS, ASRS and GKV are parties to that certain Operating Agreement for GK Financing, LLC dated as of October 17, 1995, as amended by seven amendments thereto (the “Operating Agreement”):

WHEREAS, ASRS and GKV desire to further amend the Operating Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                   Defined Terms. All capitalized terms used herein which are defined in the Operating Agreement shall have the meaning set forth in the Operating Agreement.

2.                   Amendment to Operating Agreement. Effective as of the Effective Date of this Eighth Amendment, the parties agree that the following sections of the Operating Agreement are amended as follows:

A.	Article I, Section 1.16 O(i) of the Operating Agreement entitled “Territory” is hereby amended by deleting that section in its entirety and substituting in lieu thereof the following:

“O(i). “Territory” shall mean the United States of America and Brazil. Provided, however, notwithstanding anything to the contrary contained herein, the Territory shall also include such additional site locations in countries outside of the United States of America and Brazil (collectively, “Other Countries”) as may be authorized from time to time upon unanimous written consent of the (i) Members and (ii) Policy Committee (the “Consent”). The authorization of a site location in any Other Countries shall be limited only to the specific transaction that is approved pursuant to the Consent. For the avoidance of doubt, each transaction in all Other Countries shall require a separate Consent even if the transaction is within the same country as another transaction for which a Consent was previously issued. Upon mutual execution of the Consent, the same shall be incorporated into the records of the Company.”

B.	The first sentence of Paragraph 3.9 of the Operating Agreement (as amended by the Seventh Amendment Agreement dated as of October 18, 2008) is hereby deleted and replaced with the following: “The Company’s sole business shall be to act as a non-exclusive alternative financing provider of EII and EISA to health care institutions in the Territory acquiring Gamma Knife Units.”

This Eighth Amendment may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective (subject to the immediately preceding paragraph) when one or more counterparts have been signed by each of the parties and delivered to the other party. Except as explicitly amended by the Eighth Amendment, the provisions of the Operating Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the date first above written.

GKV INVESTMENTS, INC.	AMERICAN SHARED RADIOSURGERY SERVICES, INC.

By: /s/ Mark Symons	By: /s/ Ernest A. Bates

Title: Senior Vice President	Title: President and CEO